UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 31, 2004
Date of Report (Date of earliest event reported)

EXABYTE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18033	84-0988566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2108 55th Street
Boulder, Colorado 80301
(Address of principal executive offices)

(303) 442-4333
Registrant's telephone number, including area code

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events and Required FD Disclosure.

Exabyte Corporation (the "Company") has filed today its Annual Report on Form 10-K for the year ended January 3, 2004. The report includes a restatement of the financial statements of the Company for the third quarter of 2003. This restatement is explained below.

In connection with the preparation of its fiscal 2003 annual financial statements, the Company re-evaluated its accounting for the sale of service inventory and parts to its outsourced service provider, Teleplan, in the third quarter of 2003. Upon completion of such evaluation, it was determined that the transaction should be treated for accounting purposes as a consignment of inventory and the proceeds from the transaction should be deferred and recognized as a reduction of warranty expense as the inventory and parts are utilized by Teleplan in providing warranty services to the Company, rather than recognized as revenue at the time of sale. At the time the inventory is utilized, the cost will be recognized as an increase to warranty expense within costs of goods sold. Accordingly, the balance sheet and statement of operations as of and for the three months ended September 27, 2003 has been restated to reflect this revised accounting treatment as follows (in thousands, except per-share data):

	As Previously Reported	As Restated
Statement of Operations:
Net revenue	$24,555	$22,955
Cost of goods sold	15,700	14,986
Gross profit	8,855	7,969
Loss from operations	(3,371)	(4,257)
Net Loss	(12,576)	(13,462)
Net loss available to common stockholders	(12,576)	(13,462)
Basic and diluted loss per share	(0.17)	(0.18)

Balance Sheet:
Current assets	30,040	30,626
Current liabilities	46,013	47,057
Other non-current liabilities	17,828	18,256
Stockholder's deficit	(22,899)	(23,785)

The effects of this restatement on the Company's financial statements for the entire year ended January 3, 2004, when compared to the results announced on March 16, 2004, are not significant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

EXABYTE CORPORATION
(Registrant)

Date	March 31, 2004	By	/s/ Amy J. Perius
Amy J. Perius
Corporate Secretary